EXHIBIT 99.1

FOR RELEASE AT APRIL 1, 2008 AT 7AM ET

Comtech Group, Inc. Appoints New Chief Operating Officer

Shenzhen, CHINA – April 1, 2008:  Comtech Group, Inc. (NASDAQ: COGO), a leading provider of customized design solutions for the technology manufacturing sector in China, announced today the appointment of Mr. Yi Yuan to the role of Chief Operating Officer as of April 1, 2008. Mr. Yuan will be responsible for the company’s operations as well as new business and strategic development.

Mr. Jeffrey Kang, Chairman and Chief Executive Officer commented, “Despite the downturn in the US economy, we have experienced phenomenal success at Comtech, and we remain optimistic about the 25-30% growth target for 2008.  We will leverage COGO’s existing customer base as well as Mr. Yuan’s broad connections to the US technology industry and deep knowledge of greater China’s digital media and mobile handset segments to drive the company’s organic expansion in these critical areas.

“Mr. Yuan will significantly improve Comtech’s management bandwidth and foundation for organic growth, enabling me to pursue new merger and acquisitions opportunities, which in turn will further fuel the company’s long term growth,” Mr. Kang continued.

Mr. Yuan, 48, joined Comtech from TCL Communication Technology where he served as President from September 2005 to February 2008.  Prior to joining TCL, he held various positions at Broadcom from March 2000 to August 2005 including Chief Representative, General Manager and Director of Sales for Greater China, and the Director of Asia business development. Before Broadcom, Mr. Yuan was global business manager at Texas Instruments where he pioneered the company’s business development in China.

Mr. Yuan commented, “COGO holds a unique position in China’s technology industry with its broad client base, deep customer relationships and customer-oriented culture.  These assets provide an ideal platform on which we will be able to capitalize, striking more new partnerships with leading global technology vendors and expanding solution offerings in the digital media segment, for continued growth in China’s technology industry.”

Mr. Yuan received a Bachelor of Science degree from Shanghai Jiao Tong University and Master’s degree in Electronic Engineering from Northern Illinois University.

About Comtech Group, Inc.:
Comtech Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions for the Chinese market. The company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs China. Comtech utilizes these relationships and combines their IP to create designs that Comtech then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Comtech Group focuses on the mobile handset, telecom equipment and digital media end-markets for their customized design modules while also offering business and engineering services to their large telecom equipment vendor customers. Over the last eleven years, Comtech has grown its customer list to include more than 200 of the largest and most well known manufacturers across the mobile handset, telecom equipment and consumer markets, covering both multinational Chinese subsidiaries and Chinese domestic companies. For more information, visit www.comtech.com.cn.

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, growth in mobile handset business, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent S-1 Form and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For further information: www.comtech.com.cn/investorinfo.html communications@comtech.com.cn
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